Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - April 2013

Series	2003-4
Deal Size	$725MM
Expected Maturity	10/15/2013

Yield		17.21%
Less:	Coupon	0.56%
	Servicing Fee	1.50%
	Net Credit Losses	3.28%
Excess Spread :
	April-13	11.87%
	March-13	12.93%
	February-13	12.84%
Three Month Average Excess Spread		12.55%

Delinquency:
	30 to 59 Days	0.40%
	60 to 89 Days	0.34%
	90+ Days	0.73%
	Total	1.47%

Principal Payment Rate		22.66%